EXHIBIT 11

BOISE CASCADE CORPORATION AND SUBSIDIARIES
Computation of Per-Share Earnings
	Three Months Ended June 30		Six Months Ended June 30
	____________________		______________________
	2002	2001	2002		2001
	_______	_______	_______		_______
	(thousands, except per-share amounts)
Basic
Net income (loss)	$3,243	$19,679	$(3,377)		$(15,821)
Preferred dividends (a)	(3,288)	(3,204)	(6,550)		(6,466)
	_______	_______	_______		_______
Basic income (loss)	$(45)	$16,475	$(9,927)		$(22,287)
	=======	=======	=======		=======

Average shares used to determine basic income (loss) per common share	58,212	57,484	58,156		57,419
	=======	=======	=======		=======

Basic income (loss) per common share	$0.00	$0.29	$(0.17)		$(0.39)
	=======	=======	=======		=======
Diluted
Basic income (loss)	$(45)	$16,475	$(9,927)		$(22,287)
Preferred dividends eliminated	3,288	3,204	6,550		6,466
Supplemental ESOP contribution	(2,984)	(2,658)	(5,897)		(5,364)
	_______	_______	_______		_______

Diluted income (loss)	$259	$17,021	$(9,274)		$(21,185)
	=======	=======	=======		=======

Average shares used to determine basic income (loss) per common share	58,212	57,484	58,156		57,419
Stock options and other	414	537	433		489
Series D Convertible Preferred Stock	3,624	3,688	3,643		3,715
	_______	_______	_______		_______
Average shares used to determine diluted income (loss) per common share	62,250	61,709	62,232		61,623
	=======	=======	=======		=======

Diluted income (loss) per common share	$0.00 (b)	$0.28	$(0.15	) (b)	$(0.34) (b)
	=======	=======	=======		=======
(a)	The dividend attributable to the company's Series D Convertible Preferred Stock held by the company's ESOP (employee stock ownership plan) is net of a tax benefit.

(b)

Because the computation of diluted loss per common share was antidilutive, diluted loss per common share reported for the three months ended June 30, 2002, and for the six months ended June 30, 2002 and 2001, was the same as basic loss per common share.